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                                                                     EXHIBIT 5.1

                                 LAW OFFICES OF
                         PILLSBURY MADISON & SUTRO LLP
                              POST OFFICE BOX 7880
                        SAN FRANCISCO, CALIFORNIA 94120
                            TELEPHONE (415) 983-1000
                            FACSIMILE (415) 983-1200

                                                    January 29, 1996

Foundation Health Corporation
3400 Data Drive
Rancho Cordova, CA 95670

Ladies and Gentlemen:

    With reference to the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Foundation Health Corporation, a Delaware corporation ("FHC"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 1,145,348 shares of FHC's Common Stock, par value $.01 per share ("FHC Common Stock"), including the associated Rights to Purchase Series A Participating Preferred Stock ("FHC Rights"), which may be issued in connection with the transactions contemplated by the Agreement and Plan of Reorganization dated as of January 9, 1996 by and between FHC and Managed Health Network, Inc., a Delaware corporation (the "Agreement"):

    We are of the opinion that the above-referenced shares of FHC Common Stock (including the associated FHC Rights) have been duly authorized and, when issued in accordance with the Agreements, will be legally issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.

                                          Very truly yours,

                                          PILLSBURY MADISON & SUTRO LLP